Exhibit 99.1

News

FOR IMMEDIATE RELEASE
Media Contact Information: Karen Kirkwood	Investor Contact Information: Ken Apicerno
Phone: 781-622-1306	Phone: 781-622-1294
E-mail: karen.kirkwood@thermofisher.com	E-mail: ken.apicerno@thermofisher.com
Website: www.thermofisher.com

Thermo Fisher Scientific Reports Fourth Quarter and Full Year 2016 Results

WALTHAM, Mass. (January 31, 2017) - Thermo Fisher Scientific Inc. (NYSE: TMO), the world leader in serving science, today reported its financial results for the fourth quarter and full year ended December 31, 2016.

Fourth Quarter and Full Year 2016 Highlights

•	Fourth quarter revenue increased 6% to $4.95 billion.

•	Full year revenue grew 8% to $18.27 billion.

•	Fourth quarter GAAP diluted earnings per share (EPS) increased 6% to $1.59.
Fourth quarter adjusted EPS grew 14% to $2.41.

•	Full year GAAP diluted EPS increased 3% to $5.09.
Full year adjusted EPS grew 12% to $8.27.

•
Invested more than $750 million in R&D in 2016, and launched significant new products, including Q Exactive BioPharma mass spectrometry and Integrion chromatography systems, TSX laboratory freezers, Ion Torrent cancer assays, and new tests for drugs-of-abuse and autoimmune disease.

•
Strengthened capabilities in Shanghai, Seoul and Singapore during the year to build on industry-leading presence in Asia-Pacific and emerging markets and continued to deliver strong growth in the region, led by outstanding performance in China.

•
Deployed approximately $7 billion of capital in 2016, with $5.5 billion spent on strategic acquisitions, including FEI Company and Affymetrix, and $1.5 billion returned to shareholders through a combination of stock buybacks and dividends.

Adjusted EPS, adjusted operating income, adjusted operating margin and free cash flow are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”

“I’m pleased to report that we achieved the goals we laid out for 2016, and successfully executed our strategy to deliver another excellent year,” said Marc N. Casper, president and chief executive officer of Thermo Fisher Scientific.

“We effectively deployed the largest R&D budget in our industry, and launched new high-impact products across all of our technology platforms. In Asia-Pacific and emerging markets, we leveraged our industry-leading scale to drive strong growth, especially in China, where we’re capturing opportunities aligned with the new five-year plan.

“We also continued to successfully execute our capital deployment strategy to create value for our shareholders. I’m really excited about our acquisition of FEI - the third largest in our history - and look forward to the opportunities we have to leverage these complementary technologies to drive growth.

“To sum it up, with a strong 2016 behind us, we’re positioned for another great year ahead.”

Fourth Quarter 2016

As previously communicated, the company’s 2016 fiscal calendar had four fewer selling days in the fourth quarter versus the fourth quarter of 2015. Consequently, revenue and organic growth results in the 2016 quarter were negatively affected by the fewer days, and operating margin benefited due to fewer days of costs. Revenue for the quarter grew 6% to $4.95 billion in 2016, versus $4.65 billion in 2015. Organic revenue growth was essentially flat; acquisitions increased revenue by 8% and currency translation reduced revenue by 1%.

GAAP Earnings Results
GAAP diluted EPS in the fourth quarter increased to $1.59, versus $1.50 in the same quarter last year. GAAP operating income for the fourth quarter of 2016 grew to $753 million, compared with $690 million in the fourth quarter of 2015. GAAP operating margin increased to 15.2%, compared with 14.8% in the fourth quarter of 2015.

Non-GAAP Earnings Results
Adjusted EPS in the fourth quarter of 2016 rose 14% to $2.41, versus $2.12 in the fourth quarter of 2015. Adjusted operating income for the fourth quarter of 2016 grew 14% compared with the year-ago quarter. Adjusted operating margin expanded 160 basis points to 24.8%, compared with 23.2% in the fourth quarter of 2015.

Full Year 2016

Revenue for the full year grew 8% to $18.27 billion in 2016, versus $16.97 billion in 2015. Organic revenue growth was 4%; acquisitions increased revenue by 4% and currency translation reduced revenue by 1%.

GAAP Earnings Results
GAAP diluted EPS for the full year increased to $5.09, versus $4.92 in 2015. GAAP operating income for 2016 grew to $2.45 billion, compared with $2.34 billion a year ago. GAAP operating margin was 13.4% in 2016, compared with 13.8% in 2015. GAAP operating results reflect acquisition-related charges in the 2016 period.
Non-GAAP Earnings Results
Adjusted EPS for the full year rose 12% to $8.27, versus $7.39 in 2015. Adjusted operating income for 2016 grew 10% compared with 2015, and adjusted operating margin expanded 60 basis points to 23.1%, compared with 22.5% a year ago.

Annual Guidance for 2017

The company will provide 2017 financial guidance on its earnings conference call this morning at 8:30 a.m. Eastern time.

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the company’s four business segments, as highlighted below. Since these results are used for this purpose, they are also considered to be prepared in accordance with GAAP.

Fourth quarter revenue results were negatively affected by the four fewer selling days in 2016 and fourth quarter operating margin benefited from fewer days of costs. Fourth quarter and full year results were negatively affected by the impact of foreign currency exchange rates. The impact of the fewer days in the fourth quarter and foreign exchange affects each of the segments to varying degrees.

Life Sciences Solutions Segment

In the fourth quarter of 2016, Life Sciences Solutions Segment revenue grew 10% to $1.34 billion, compared with revenue of $1.21 billion in the fourth quarter of 2015. Segment adjusted operating margin increased to 33.3%, versus 31.6% in the 2015 quarter.

For the full year 2016, Life Sciences Solutions Segment revenue rose 12% to $4.98 billion, compared with revenue of $4.44 billion in 2015. Segment adjusted operating margin increased to 30.4% in 2016, compared with 30.1% a year ago.

Analytical Instruments Segment

Analytical Instruments Segment revenue grew 32% to $1.22 billion in the fourth quarter of 2016, compared with revenue of $925 million in the fourth quarter of 2015. Segment adjusted operating margin increased to 24.5%, versus 22.1% in the 2015 quarter.

For the full year 2016, Analytical Instruments Segment revenue rose 14% to $3.67 billion, compared with revenue of $3.21 billion in 2015. Segment adjusted operating margin grew to 20.3%, versus 19.1% in 2015.

Specialty Diagnostics Segment

Specialty Diagnostics Segment revenue in the fourth quarter was $834 million in 2016, compared with revenue of $865 million in the fourth quarter of 2015. Segment adjusted operating margin increased to 27.2%, versus 26.2% in the 2015 quarter.
For the full year 2016, Specialty Diagnostics Segment revenue grew 3% to $3.34 billion, compared with revenue of $3.24 billion in 2015. Segment adjusted operating margin increased to 27.2%, versus 2015 results of 26.9%.

Laboratory Products and Services Segment

In the fourth quarter of 2016, Laboratory Products and Services Segment revenue was $1.76 billion, compared with revenue of $1.82 billion in the fourth quarter of 2015. Segment adjusted operating margin was 14.6%, versus 14.7% in the 2015 quarter.

For the full year 2016, Laboratory Products and Services Segment revenue grew 6% to $7.03 billion, compared with revenue of $6.66 billion in 2015. Segment adjusted operating margin was 15.0% in both periods.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including adjusted EPS, adjusted operating income and adjusted operating margin, which exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs; restructuring and other costs/income; and amortization of acquisition-related intangible assets. Adjusted EPS also excludes certain other gains and losses that are either isolated or cannot be expected to occur again with any regularity or predictability, tax provisions/benefits related to the previous items, benefits from tax credit carryforwards, the impact of significant tax audits or events and the results of discontinued operations. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. We also use a non-GAAP measure, free cash flow, which is operating cash flow, net of capital expenditures, and also excludes operating cash flows from discontinued operations to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities. We believe that the use of non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the company’s performance, especially when comparing such results to previous periods or forecasts.

For example:

We exclude costs and tax effects associated with restructuring activities, such as reducing overhead and consolidating facilities. We believe that the costs related to these restructuring activities are not indicative of our normal operating costs.

We exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs. We exclude these costs because we do not believe they are indicative of our normal operating costs.

We exclude the expense and tax effects associated with the amortization of acquisition-related intangible assets because a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have lives of 5 to 20 years. In 2017, based on acquisitions closed through the end of 2016, our adjusted EPS will exclude approximately $2.53 of expense for the amortization of acquisition-related intangible assets. Exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both our newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.

We also exclude certain gains/losses and related tax effects, benefits from tax credit carryforwards and the impact of significant tax audits or events (such as the effect on deferred tax balances of enacted changes in tax rates), which are either isolated or cannot be expected to occur again with any predictability and that we believe are not indicative of our normal operating gains and losses. For example, we exclude gains/losses from items such as the sale of a business or real estate, gains or losses on significant litigation-related matters, gains on curtailments of pension plans, the early retirement of debt and discontinued operations.

We also report free cash flow, which is operating cash flow, net of capital expenditures, and also excludes operating cash flows from discontinued operations to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities.

Thermo Fisher’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring the company’s core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. Such measures are also used by management in their financial and operating decision-making and for compensation purposes.

The non-GAAP financial measures of Thermo Fisher’s results of operations and cash flows included in this press release are not meant to be considered superior to or a substitute for Thermo Fisher’s results of operations prepared in accordance with GAAP. Reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the accompanying tables. Thermo Fisher does not provide GAAP financial measures on a forward-looking basis because we are unable to predict with reasonable certainty and without unreasonable effort items such as the timing and amount of future restructuring actions and acquisition-related charges as well as gains or losses from sales of real estate and businesses, the early retirement of debt and the outcome of legal proceedings. The timing and amount of these items are uncertain and could be material to Thermo Fisher’s results computed in accordance with GAAP.

Conference Call

Thermo Fisher Scientific will hold its earnings conference call today, January 31, 2017, at 8:30 a.m. Eastern time. To listen, dial (877) 201-0168 within the U.S. or (647) 788-4901 outside the U.S. You may also listen to the call live on our website, www.thermofisher.com, by clicking on “Investors.” You will find this press release, including the accompanying reconciliation of non-GAAP financial measures and related information, in that section of our website under “Financial Results.” An audio archive of the call will be available under “Webcasts and Presentations” through Friday, February 17, 2017.

About Thermo Fisher Scientific
Thermo Fisher Scientific Inc. (NYSE: TMO) is the world leader in serving science, with revenues of $18 billion and more than 55,000 employees globally. Our mission is to enable our customers to make the world healthier, cleaner and safer. We help our customers accelerate life sciences research, solve complex analytical challenges, improve patient diagnostics and increase laboratory productivity. Through our premier brands - Thermo Scientific, Applied Biosystems, Invitrogen, Fisher Scientific and Unity Lab Services - we offer an unmatched combination of innovative technologies, purchasing convenience and comprehensive support. For more information, please visit www.thermofisher.com.
Safe Harbor Statement
The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties; dependence on customers’ capital spending policies and government funding policies; the effect of exchange rate fluctuations on international operations; the effect of healthcare reform legislation; use and protection of intellectual property; the effect of changes in governmental regulations; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to recent or pending acquisitions may not materialize as expected. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in our Quarterly Report on Form 10-Q for the quarter ended October 1, 2016, which is on file with the SEC and available in the “Investors” section of our website under the heading “SEC Filings.” While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

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Consolidated Statement of Income (a)(b)
	Three Months Ended
	December 31,	% of	December 31,	% of
(In millions except per share amounts)	2016	Revenues	2015	Revenues

Revenues	$4,953.2		$4,652.5
Costs and Operating Expenses:
Cost of revenues (c)	2,546.6	51.4%	2,439.9	52.4%
Selling, general and administrative expenses (d)	1,016.7	20.5%	968.7	20.8%
Amortization of acquisition-related intangible assets	376.4	7.6%	326.0	7.0%
Research and development expenses	212.6	4.3%	180.3	3.9%
Restructuring and other costs, net (e)	48.3	1.0%	47.4	1.0%
	4,200.6	84.8%	3,962.3	85.2%

Operating Income	752.6	15.2%	690.2	14.8%
Interest Income	14.0		8.7
Interest Expense	(131.3)		(103.0)
Other Income (Expense), Net (f)	16.6		(13.2)

Income Before Income Taxes	651.9		582.7
(Provision for) Benefit from Income Taxes (g)	(19.2)		23.6

Income from Continuing Operations	632.7		606.3

Loss from Discontinued Operations	(3.2)		(3.7)

Net Income	$629.5	12.7%	$602.6	13.0%

Earnings per Share from Continuing Operations:
Basic	$1.60		$1.52
Diluted	$1.59		$1.51

Earnings per Share:
Basic	$1.60		$1.51
Diluted	$1.59		$1.50

Weighted Average Shares:
Basic	394.6		399.5
Diluted	397.0		402.4

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$752.6	15.2%	$690.2	14.8%
Cost of Revenues Charges (c)	41.1	0.8%	6.6	0.2%
Selling, General and Administrative Charges, Net (d)	8.7	0.2%	10.9	0.2%
Restructuring and Other Costs, Net (e)	48.3	1.0%	47.4	1.0%
Amortization of Acquisition-related Intangible Assets	376.4	7.6%	326.0	7.0%

Adjusted Operating Income (b)	$1,227.1	24.8%	$1,081.1	23.2%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$629.5	12.7%	$602.6	13.0%
Cost of Revenues Charges (c)	41.1	0.8%	6.6	0.2%
Selling, General and Administrative Charges, Net (d)	8.7	0.2%	10.9	0.2%
Restructuring and Other Costs, Net (e)	48.3	1.0%	47.4	1.0%
Amortization of Acquisition-related Intangible Assets	376.4	7.6%	326.0	7.0%
Other (Income) Expense, Net (f)	(6.0)	-0.1%	6.3	0.1%
Provision for Income Taxes (g)	(144.7)	-3.0%	(150.6)	-3.2%
Discontinued Operations, Net of Tax	3.2	0.1%	3.7	0.0%

Adjusted Net Income (b)	$956.5	19.3%	$852.9	18.3%

Reconciliation of Adjusted Earnings per Share
GAAP EPS (a)	$1.59		$1.50
Cost of Revenues Charges, Net of Tax (c)	0.06		0.01
Selling, General and Administrative Charges, Net of Tax (d)	0.01		0.02
Restructuring and Other Costs, Net of Tax (e)	0.07		0.07
Amortization of Acquisition-related Intangible Assets, Net of Tax	0.60		0.56
Other (Income) Expense, Net of Tax (f)	0.04		0.01
Provision for (Benefit from) Income Taxes (g)	0.03		(0.06)
Discontinued Operations, Net of Tax	0.01		0.01

Adjusted EPS (b)	$2.41		$2.12

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$1,205.9		$1,228.1
Net Cash (Provided by) Used in Discontinued Operations	(1.0)		0.7
Purchases of Property, Plant and Equipment	(133.5)		(129.4)
Proceeds from Sale of Property, Plant and Equipment	3.2		10.6

Free Cash Flow	$1,074.6		$1,110.0

Segment Data	Three Months Ended
	December 31,	% of	December 31,	% of
(In millions)	2016	Revenues	2015	Revenues

Revenues
Life Sciences Solutions	$1,336.0	27.0%	$1,209.8	26.0%
Analytical Instruments	1,217.0	24.6%	925.3	19.9%
Specialty Diagnostics	834.4	16.8%	864.7	18.6%
Laboratory Products and Services	1,757.0	35.5%	1,816.6	39.0%
Eliminations	(191.2)	-3.9%	(163.9)	-3.5%

Consolidated Revenues	$4,953.2	100.0%	$4,652.5	100.0%

Operating Income and Operating Margin
Life Sciences Solutions	$445.0	33.3%	$382.0	31.6%
Analytical Instruments	298.5	24.5%	205.0	22.1%
Specialty Diagnostics	227.4	27.2%	226.7	26.2%
Laboratory Products and Services	256.2	14.6%	267.4	14.7%

Subtotal Reportable Segments	1,227.1	24.8%	1,081.1	23.2%

Cost of Revenues Charges (c)	(41.1)	-0.8%	(6.6)	-0.2%
Selling, General and Administrative Charges, Net (d)	(8.7)	-0.2%	(10.9)	-0.2%
Restructuring and Other Costs, Net (e)	(48.3)	-1.0%	(47.4)	-1.0%
Amortization of Acquisition-related Intangible Assets	(376.4)	-7.6%	(326.0)	-7.0%

GAAP Operating Income (a)	$752.6	15.2%	$690.2	14.8%

(a) "GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP).
(b) Adjusted results are non-GAAP measures and, for income measures, exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any predictability (see note (f) for details); and the tax consequences of the preceding items and certain other tax items (see note (g) for details).

(c) Reported results in 2016 and 2015 include i) $36.3 and $6.2, respectively, of charges for the sale of inventories revalued at the date of acquisition; and ii) $0.1 and $0.4, respectively, of accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations. Reported results in 2016 also include a charge of $4.7 to conform the accounting policies of FEI with the company's accounting policies.

(d) Reported results in 2016 and 2015 include i) $8.5 and $4.6, respectively, of third-party transaction/integration costs primarily related to recently completed acquisitions; and ii) $0.5 and $6.6, respectively, of accelerated depreciation on fixed assets to be abandoned due to integration synergies. Reported results in both 2016 and 2015 also include $0.3 of credits from contingent acquisition consideration.

(e) Reported results in 2016 and 2015 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations. Reported results in 2016 include $19.6 of charges for litigation, $1.5 of environmental remediation costs and $1.4 of net gains on the sale of assets and settlement of retirement plans. Reported results in 2015 include $16.5 of charges for litigation at acquired businesses; $14.9 of impairment of acquired technology in development and $1.7 of gains on the sale of real estate.

(f) Reported results in 2016 and 2015 include i) losses of $2.8 and $5.8, respectively, on the early extinguishment of debt; ii) $9.0 and $0.1, respectively, of net gains on investments; and iii) $0.2 and $0.6, respectively, of amortization of acquisition-related intangible assets of the company's equity-method investments.

(g) Reported provision for income taxes includes i) $157.9 and $126.6 of incremental tax benefit in 2016 and 2015, respectively, for the pre-tax reconciling items between GAAP and adjusted net income; ii) $11.9 of incremental tax provision in 2016 due to the net impact of tax audits; and iii) $1.3 and $(24.0) of incremental tax provision (benefit) in 2016 and 2015, respectively, from adjusting the company's deferred tax balances as a result of tax rate changes.

Notes:
Consolidated depreciation expense is $97.4 and $98.5 in 2016 and 2015, respectively.
Consolidated equity compensation expense included in both reported and adjusted results is $31.5 and $33.2 in 2016 and 2015, respectively.

Consolidated Statement of Income (a)(b)
	Year Ended
	December 31,	% of	December 31,	% of
(In millions except per share amounts)	2016	Revenues	2015	Revenues

Revenues	$18,274.1		$16,965.4
Costs and Operating Expenses:
Cost of revenues (c)	9,459.1	51.8%	8,782.7	51.8%
Selling, general and administrative expenses (d)	4,043.8	22.1%	3,724.1	22.0%
Amortization of acquisition-related intangible assets	1,378.0	7.5%	1,314.8	7.7%
Research and development expenses	754.8	4.1%	692.3	4.1%
Restructuring and other costs, net (e)	189.2	1.0%	115.3	0.7%
	15,824.9	86.6%	14,629.2	86.2%

Operating Income	2,449.2	13.4%	2,336.2	13.8%
Interest Income	48.4		30.6
Interest Expense	(469.6)		(414.9)
Other Expense, Net (f)	(4.1)		(15.5)

Income Before Income Taxes	2,023.9		1,936.4
Benefit from Income Taxes (g)	1.4		43.9

Income from Continuing Operations	2,025.3		1,980.3

Loss from Discontinued Operations, Net of Tax	(3.5)		(4.9)

Net Income	$2,021.8	11.1%	$1,975.4	11.6%

Earnings per Share from Continuing Operations:
Basic	$5.13		$4.97
Diluted	$5.10		$4.93

Earnings per Share:
Basic	$5.12		$4.96
Diluted	$5.09		$4.92

Weighted Average Shares:
Basic	394.8		398.7
Diluted	397.4		401.9

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$2,449.2	13.4%	$2,336.2	13.8%
Cost of Revenues Charges (c)	101.5	0.6%	9.1	0.0%
Selling, General and Administrative Charges, Net (d)	103.9	0.6%	46.3	0.3%
Restructuring and Other Costs, Net (e)	189.2	1.0%	115.3	0.7%
Amortization of Acquisition-related Intangible Assets	1,378.0	7.5%	1,314.8	7.7%

Adjusted Operating Income (b)	$4,221.8	23.1%	$3,821.7	22.5%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$2,021.8	11.1%	$1,975.4	11.6%
Cost of Revenues Charges (c)	101.5	0.6%	9.1	0.0%
Selling, General and Administrative Charges, Net (d)	103.9	0.6%	46.3	0.3%
Restructuring and Other Costs, Net (e)	189.2	1.0%	115.3	0.7%
Amortization of Acquisition-related Intangible Assets	1,378.0	7.5%	1,314.8	7.7%
Other Expense, Net (f)	20.6	0.1%	21.5	0.2%
Provision for Income Taxes (g)	(529.9)	-2.9%	(515.8)	-3.0%
Discontinued Operations, Net of Tax	3.5	0.0%	4.9	0.0%

Adjusted Net Income (b)	$3,288.6	18.0%	$2,971.5	17.5%

Reconciliation of Adjusted Earnings per Share
GAAP EPS (a)	$5.09		$4.92
Cost of Revenues Charges, Net of Tax (c)	0.16		0.01
Selling, General and Administrative Charges, Net of Tax (d)	0.18		0.05
Restructuring and Other Costs, Net of Tax (e)	0.30		0.19
Amortization of Acquisition-related Intangible Assets, Net of Tax	2.41		2.27
Other Expense, Net of Tax (f)	0.09		0.03
Provision for (Benefit from) Income Taxes (g)	0.03		(0.09)
Discontinued Operations, Net of Tax	0.01		0.01

Adjusted EPS (b)	$8.27		$7.39

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$3,156.3		$2,816.9
Net Cash Used in Discontinued Operations	2.0		8.7
Purchases of Property, Plant and Equipment	(444.4)		(422.9)
Proceeds from Sale of Property, Plant and Equipment	26.3		18.1

Free Cash Flow	$2,740.2		$2,420.8

Segment Data	Year Ended
	December 31,	% of	December 31,	% of
(In millions)	2016	Revenues	2015	Revenues

Revenues
Life Sciences Solutions	$4,978.1	27.2%	$4,439.4	26.2%
Analytical Instruments	3,668.2	20.1%	3,208.2	18.9%
Specialty Diagnostics	3,339.2	18.3%	3,243.9	19.1%
Laboratory Products and Services	7,030.0	38.5%	6,661.5	39.3%
Eliminations	(741.4)	-4.1%	(587.6)	-3.5%

Consolidated Revenues	$18,274.1	100.0%	$16,965.4	100.0%

Operating Income and Operating Margin
Life Sciences Solutions	$1,514.7	30.4%	$1,336.9	30.1%
Analytical Instruments	745.2	20.3%	612.8	19.1%
Specialty Diagnostics	909.8	27.2%	872.9	26.9%
Laboratory Products and Services	1,052.1	15.0%	999.1	15.0%

Subtotal Reportable Segments	4,221.8	23.1%	3,821.7	22.5%

Cost of Revenues Charges (c)	(101.5)	-0.6%	(9.1)	0.0%
Selling, General and Administrative Charges, Net (d)	(103.9)	-0.6%	(46.3)	-0.3%
Restructuring and Other Costs, Net (e)	(189.2)	-1.0%	(115.3)	-0.7%
Amortization of Acquisition-related Intangible Assets	(1,378.0)	-7.5%	(1,314.8)	-7.7%

GAAP Operating Income (a)	$2,449.2	13.4%	$2,336.2	13.8%

(a) "GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP).
(b) Adjusted results are non-GAAP measures and, for income measures, exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any predictability (see note (f) for details); and the tax consequences of the preceding items and certain other tax items (see note (g) for details).

(c) Reported results in 2016 and 2015 include i) $75.0 and $6.9, respectively, of charges for the sale of inventories revalued at the date of acquisition and ii) $1.8 and $2.2, respectively, of accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations. Reported results in 2016 include charges of $24.7 to conform the accounting policies of FEI and Affymetrix with the company's accounting policies.

(d) Reported results in 2016 and 2015 include i) $71.6 and $12.2, respectively, of third-party transaction/integration costs primarily related to recently completed acquisitions; ii) charges of $17.2 and $19.4, respectively, associated with product liability litigation; iii) $8.8 and $17.5, respectively, of accelerated depreciation on fixed assets to be abandoned due to integration synergies; and iv) $2.2 and $2.8, respectively, of credits from contingent acquisition consideration. Reported results in 2016 also include a charge of $8.5 to conform the accounting policies of FEI with the company's accounting policies.

(e) Reported results in 2016 and 2015 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations. Reported results in 2016 include $8.3 of environmental remediation costs, $24.0 of net charges for litigation and $6.4 of net gains on sales of assets and settlement of retirement plans. Reported results in 2015 include gains of $11.2 on the sale of product lines and real estate, charges of $20.0 for litigation at an acquired business, $14.9 of impairment of acquired technology in development, and $5.0 of cash compensation contractually due to employees of an acquired business on the date of acquisition.

(f) Reported results in 2016 and 2015 include $1.8 and $2.2, respectively, of amortization of acquisition-related intangible assets of the company's equity-method investments. Reported results in 2016 include $22.0 of charges related to the amortization of fees paid to obtain bridge financing commitments for the acquisition of FEI and $9.3 of losses on the early extinguishment of debt, offset in part by $12.5 of gains on the sale of investments. Reported results in 2015 include $7.5 of costs associated with entering into interest rate swap arrangements and losses of $11.9 on the early extinguishment of debt.

(g) Reported provision for income taxes includes i) $543.3 and $478.3 of incremental tax benefit in 2016 and 2015, respectively, for the pre-tax reconciling items between GAAP and adjusted net income; ii) $11.9 of incremental tax provision in 2016 due to the net impact of tax audits; and ii) $1.5 and $(37.5) of incremental tax provision (benefit) in 2016 and 2015, respectively, from adjusting the company's deferred tax balances as a result of tax rate changes.

Notes:
Consolidated depreciation expense is $380.0 and $373.4 in 2016 and 2015, respectively.
Consolidated equity compensation expense included in both reported and adjusted results is $133.5 and $125.0 in 2016 and 2015, respectively.

Condensed Consolidated Balance Sheet

	December 31,	December 31,
(In millions)	2016	2015

Assets
Current Assets:
Cash and cash equivalents	$786.2	$452.1
Accounts receivable, net	3,048.5	2,544.9
Inventories	2,213.3	1,991.7
Other current assets	905.6	752.5

Total current assets	6,953.6	5,741.2

Property, Plant and Equipment, Net	2,577.8	2,448.8

Acquisition-related Intangible Assets	13,969.0	12,758.3

Other Assets	1,008.5	1,058.4

Goodwill	21,327.8	18,827.6

Total Assets	$45,836.7	$40,834.3

Liabilities and Shareholders' Equity
Current Liabilities:
Short-term obligations and current maturities of long-term obligations	$1,255.5	$1,051.8
Other current liabilities	3,525.5	3,094.5

Total current liabilities	4,781.0	4,146.3

Other Long-term Liabilities	4,144.0	3,917.6

Long-term Obligations	15,372.4	11,420.2

Total Shareholders' Equity	21,539.3	21,350.2

Total Liabilities and Shareholders' Equity	$45,836.7	$40,834.3

Condensed Consolidated Statement of Cash Flows

	Year Ended
	December 31,	December 31,
(In millions)	2016	2015

Operating Activities
Net income	$2,021.8	$1,975.4
Loss from discontinued operations	3.5	4.9
Income from continuing operations	2,025.3	1,980.3

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,758.0	1,688.2
Change in deferred income taxes	(598.2)	(524.8)
Net gains on sale of businesses	—	(7.6)
Other non-cash expenses, net	221.8	126.4
Changes in assets and liabilities, excluding the effects of acquisitions and dispositions	(248.6)	(436.9)

Net cash provided by continuing operations	3,158.3	2,825.6
Net cash used in discontinued operations	(2.0)	(8.7)

Net cash provided by operating activities	3,156.3	2,816.9

Investing Activities
Acquisitions, net of cash acquired	(5,188.4)	(694.6)
Purchases of property, plant and equipment	(444.4)	(422.9)
Proceeds from sale of property, plant and equipment	26.3	18.1
Other investing activities, net	74.4	12.0

Net cash used in investing activities	(5,532.1)	(1,087.4)

Financing Activities
Net proceeds from issuance of debt	7,604.0	1,798.0
Repayment of debt	(4,334.2)	(3,780.2)
Increase in commercial paper, net	904.1	49.5
Purchases of company common stock	(1,250.0)	(500.0)
Dividends paid	(238.4)	(240.6)
Net proceeds from issuance of company common stock under employee stock plans	135.3	124.0
Tax benefits from stock-based compensation awards	53.5	64.1
Other financing activities, net	(13.7)	(6.1)

Net cash provided by (used in) financing activities	2,860.6	(2,491.3)

Exchange Rate Effect on Cash	(150.7)	(129.6)

Increase (Decrease) in Cash and Cash Equivalents	334.1	(891.4)
Cash and Cash Equivalents at Beginning of Period	452.1	1,343.5

Cash and Cash Equivalents at End of Period	$786.2	$452.1

Free Cash Flow (a)	$2,740.2	$2,420.8

(a) Free cash flow is net cash provided by operating activities of continuing operations less net purchases of property, plant and equipment.